Exhibit 99.1

303 International Circle	P: 410.427.1700
Suite 200	F: 410.427.8800
Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES QUARTERLY DIVIDEND, AUTHORIZES $500 MILLION STOCK REPURCHASE PROGRAM, AND ANNOUNCES 2022 ANNUAL MEETING DATES

HUNT VALLEY, MARYLAND – January 27, 2022 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that the Company’s Board of Directors declared a common stock dividend, authorized a new three-year $500 million share repurchase program, and scheduled its 2022 Annual Meeting of Stockholders.

Quarterly Dividend Declaration

Omega’s Board of Directors declared a cash dividend of $0.67 per share on its common stock. The dividend is payable Tuesday, February 15, 2022, to common stockholders of record as of the close of business on Monday, February 7, 2022.

Stock Repurchase Program

Omega’s Board of Directors has authorized the repurchase of up to $500 million of Omega’s outstanding common stock, from time to time, through March 2025.

Taylor Pickett, Omega’s Chief Executive Officer, stated, “As part of our continuous evaluation of the portfolio and in connection with certain operator workout transactions, we may decide to sell some non-core assets in the future. This share repurchase program provides the opportunity to redeploy some of these sales proceeds, demonstrating the confidence that we have in our company and our commitment to effectively using our capital to deliver long-term shareholder value.”

Omega is authorized to repurchase shares of its common stock in open market and privately negotiated transactions or in any other manner as determined by Omega’s management and in accordance with applicable law. The timing and amount of stock repurchases will be determined, in management’s discretion, based on a variety of factors, including but not limited to market conditions, other capital management needs and opportunities, and corporate and regulatory considerations. Omega has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be discontinued at any time.

Stock repurchases, if any, will be funded using cash flow from operations, balance sheet cash, planned asset sales, and/or borrowings under Omega’s revolving credit facility.

2022 Annual Meeting

Omega’s 2022 Annual Meeting of Stockholders will be held on Friday, June 3, 2022, at 10:00 a.m. local time. Stockholders of record as of the close of business on Wednesday, April 6, 2022 will be entitled to receive notice of and to participate at the 2022 Annual Meeting of Stockholders.

Omega’s Annual Meeting will be held in a virtual format to enable universal access and a consistent experience to all stockholders regardless of location, and in response to the current restrictions on, and health advice against, public gatherings considering the existing coronavirus emergency. Instructions for logging into our virtual Annual Meeting will be included in the Company’s proxy materials.

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Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK. More information on Omega is available at www.omegahealthcare.com.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations, at (410) 427-1705

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (ix) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the impact of COVID-19 on our business and the business of our tenants and the effect of economic and market conditions generally and other factors affecting our business or the businesses of our tenants that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental actions, particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; and (xiv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.